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                                                                       EXHIBIT 3


                                IRREVOCABLE PROXY





         The undersigned, for consideration received, hereby appoints John E. Vollmer, III, Senior Vice President of Patterson-UTI Energy, Inc. (the "Purchaser") and Mark S. Siegel, the Chairman of the Board of the Purchaser, and each of them, the undersigned's proxy, with power of substitution, to vote 195,000 shares of common stock, par value $.10 per share (the "Common Stock"), of TMBR/Sharp Drilling, Inc. (the "Company") on any matter coming before the holders of Common Stock of the Company. This proxy (a) expires 5:00 p.m., Central Time, on December 16, 2002 and (b) is entered into in connection with that certain Stock Purchase Agreement, dated June 11, 2002, between the Purchaser and the undersigned and the other Sellers named therein and is coupled with an interest and is irrevocable. For purposes of this irrevocable proxy, the Common Stock shall be deemed to include any stock or securities into or for which the Common Stock may be converted or exchanged.



Dated this 17th day of June, 2002.


                                        ESTATE OF JOE G. ROPER



                                        By: /s/ J. MARK ROPER
                                            -----------------------------------
                                            J. Mark Roper, Independent Executor